Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sysorex, Inc. on Form S-1 of our report dated April 14, 2022, except for the effects of the restatement in Note 1A, Note 12, Note 13, and Note 19 to the consolidated financial statements, as to which the date is May 23, 2022. Our reports include explanatory paragraphs as to the Company’s ability to continue as a going concern, and an emphasis of matter paragraph regarding the risks and uncertainties related to the Company’s digital asset activities, with respect to our audit of the consolidated financial statements of Sysorex, Inc, and subsidiaries as of and for the years ended December 31, 2021 and 2020, which appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Friedman llp

Friedman llp

New York, NY

November 17, 2022